Exhibit 99.1

NEWS RELEASE

Contact:           Richard Ehrich, Chief Financial Officer

Image Sensing Systems, Inc. Phone: 651.603.7706

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces 2016 Fourth Quarter and Full- Year Financials Results

  Fourth quarter 2016 royalties remained unchanged, at $1.6 million, from the same period in the prior year.
  Fourth quarter 2016 product sales decreased approximately 36 percent from same period in the prior year.
  Since launch of Autoscope Vision, our North American distribution partner has reported to us that bookings have increased measurably compared to the same period in the prior year.

Saint Paul, Minn., March 23, 2017 -- Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its fourth quarter and fiscal year ended December 31, 2016.

Fourth-Quarter Results:

Image Sensing Systems’ (ISS) 2016 fourth quarter revenue from continuing operations was $2.8 million, compared to revenue from continuing operations of $3.5 million in the fourth quarter of 2015. Gross margin from continuing operations for the fourth quarter of 2016 was 51 percent, a 18 percentage point decrease from a gross margin of 69 percent for the same period in 2015. The decrease in gross margin is driven by a $473,000 warranty charge in the fourth quarter related to a legacy product that is no longer sold. We have completed a detailed analysis of the warranty matter and have begun remediation of the issue.  Revenue from royalties was $1.6 million in the fourth quarter of 2016, consistent with prior year period.

Product sales from continuing operations decreased to $1.2 million in the fourth quarter of 2016, a 36 percent decrease from $1.9 million in the fourth quarter of 2015. The decrease in product sales resulted from purchase timing in Europe and the Middle East and Africa (EMEA) region and an unanticipated supply chain disruption for our Autoscope video product sold into the EMEA region.  Autoscope video product sales and royalties were $145,000 and $1.6 million, respectively, and RTMS radar product sales were $1.1 million in the fourth quarter of 2016.  Product sales gross margin for the fourth quarter of 2016 was negative eight percent, a 50-percentage point decrease from the prior year period.  The decrease in gross margin is due to the previously discussed individually significant warranty charge related to a legacy product that is no longer sold.  Furthermore, our lower product sales volume magnified this impact during the quarter.

“Shipment of Autoscope Vision, our new intersection product, began in the fourth quarter and the market has responded enthusiastically,” said Chad Stelzig, President and CEO for ISS.  “The rapid acceptance of the Vision product is a testament to the level of detection performance, product quality, and user experience achieved by our talented engineering staff. Early feedback from the market and preliminary bookings from our partner Econolite, give us optimism that our royalty revenue will continue on this improved trajectory in the quarters to come.”

“We are also happy to report that royalty revenue stabilized for the first time in nine quarters,” continued Stelzig.  “The combination of new intellectual property, stabilization of royalty revenue, and controlled operational costs will allow us to make key strategic investments in development to accelerate our growth and increase our product offering diversification over the upcoming year,” concluded Stelzig.

On a non-GAAP basis, excluding the individually significant warranty charge related to legacy product that is no longer sold, fourth quarter 2016 non-GAAP gross margins and product gross margins would have been 67 percent and 31 percent, respectively.

The Company’s net loss from continuing operations in the fourth quarter of 2016 was $683,000 or $0.14 per basic share, compared to a net loss from the continuing operations of $403,000, or $0.08 per basic share, in the prior year period. The fourth quarter 2016 net income from continuing operations includes operating expenses of $2.2 million, a $668,000 or 24 percent improvement from the fourth quarter of 2015.  The reduction of operating expense is the result of cost saving measure implemented during the year, partially offset by higher R&D expense due to capitalized software in the comparable prior year period.

On a non-GAAP basis, excluding intangible asset amortization, depreciation, and restructuring charges for the applicable periods, operating loss from continuing operations for the fourth quarter of 2016 was $546,000 compared to an operating loss from continuing operations of $231,000 in the fourth quarter of 2015.

Full-Year Results:

ISS’s revenue for 2016 was $14.1 million, a seven percent decrease from revenue of $15.2 million in 2015. Revenue from royalties was $7.7 million in 2016, compared to $8.5 million in 2015, a nine percent decline. Product sales decreased to $6.4 million in 2016, a five percent decline from $6.7 million in 2015.

In 2016 revenue included Autoscope Video product sales and royalties of $1.1 million and $7.7 million, respectively, and RTMS Radar product sales of $5.3 million. Product sales gross margin for 2016 was 37 percent, a decrease of 11 percentage points from prior year period.  This decline is due to the previously discussed warranty charge taken in the fourth quarter of 2016.

On a non-GAAP basis, excluding the individually significant warranty charge related to legacy product that is no longer sold, full year 2016 non-GAAP gross margins and product gross margins would have been 74 percent and 45 percent, respectively.

The Company’s net income from continuing operations for 2016 was $687,000, or $0.14 per basic share, compared to a net income of $383,000, or $0.08 per basic share, in 2015. In 2016 net income includes operating expenses of $9.4 million, which is a $2 million decrease from 2015.  During 2016, we capitalized $1.7 million of software development costs for the development of our next generation video detection product, the Autoscope Vision, which was available for sale starting in the fourth quarter of 2016.  In comparison, we capitalized $1.2 million of software development cost in 2015.  Our cash balance at December 31, 2016 was $1.5 million, a decrease of $130,000 from the $1.7 million cash balance at the end of the third quarter of 2016.  The decrease in cash is the result of collection timing compared to the prior quarter.

On a non-GAAP basis, excluding intangible asset amortization, depreciation, and restructuring charges for the applicable periods, income from continuing operations for 2016 was $1.2 million compared to a net operating income of $1.3 million in 2015.

Discontinued Operations: Sale of License Plate Recognition (LPR) Business Segment:

On July 9, 2015, ISS sold its license plate recognition (LPR) business to TagMaster A.B. for the purchase price of $4.2 million in cash.  As a result of this sale, results of the LPR business segment are classified and reported as discontinued operations in all periods presented. In 2015, the Company incurred a net loss of $3.5 million from discontinued operations, including a loss on disposal of $1.1 million, related to the LPR business segment.

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items.  Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015 filed on March 10, 2016.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Revenue
Product Sales	$ 1,214	$ 1,885	$ 6,398	$ 6,729
Royalties	1,631	1,634	7,744	8,486
	2,845	3,519	14,142	15,215
Cost of revenue	1,402	1,093	4,098	3,477
Gross profit	1,443	2,426	10,044	11,738

Operating expenses
Selling, general and administrative	1,244	2,110	6,285	7,264
Research and development	913	627	2,946	3,520
Amortization of intangible assets	--	88	--	455
Restructuring charges	--	--	126	119
	2,157	2,825	9,357	11,358
Income (loss) from continuing operations	(714)	(399)	687	380
Other Income (loss)	2	1	(25)	21
Income (loss) before income taxes	(712)	(398)	662	401
Income tax expense (benefit)	(29)	5	(25)	18
Net income (loss) from continuing operations	(683)	(403)	687	383
Net income (loss) from discontinued operations, net of tax	--	134	--	(3,485)
Net Income (loss)	$ (683)	$ (269)	$ 687	$ (3,102)

Net income (loss) Per Share
Basic
Continuing operations	$ (0.14)	$ (0.08)	$ 0.14	$ 0.08
Discontinued operations	$ --	$ 0.03	$ --	$ (0.70)
Net basic income (loss) per share	$ (0.14)	$ (0.05)	$ 0.14	$ (0.62)

Diluted
Continuing operations	$ (0.14)	$ (0.08)	$ 0.14	$ 0.08
Discontinued operations	$ --	$ 0.03	$ --	$ (0.69)
Net diluted income (loss) per share	$ (0.14)	$ (0.05)	$ 0.14	$ (0.61)

Weighted average number of common shares outstanding:
Basic	5,050	5,021	5,050	5,011
Diluted	5,050	5,021	5,055	5,019

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$1,547	$2,648
Receivables, net	3,011	3,063
Inventories	141	648
Other current assets	281	445
	4,980	6,804
Property and equipment, net	371	518
Intangible assets, net	2,795	1,210
Deferred taxes	58	19
Discontinued operations assets	--	420
	$8,204	$8,971
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$256	$1,519
Warranty and other current liabilities	1,739	2,055
	1,995	3,574

Shareholders’ equity	6,209	5,397
	$8,204	$8,971

 Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Years Ended December 31,
	2016	2015
Operating Activities
Net income from continued operations	$ 687	$ 383
Net loss from discontinued operations, net of tax	--	(3,485)
Net income (loss)	687	(3,102)

Adjustments to reconcile net income (loss) to net cash provided by (used for) operation activities:

Depreciation and amortization	390	753
Stock-based compensation	247	279
Loss on disposal of assets	17	(157)
Deferred income tax expense (benefit)	(39)	4
Changes in operating assets and liabilities	(855)	(1,118)
Net cash provided by (used for) continuing operating activities	447	(3,341)
Net cash provided by discontinuing operating activities	--	1,557
Net cash provided by (used in) operating activities	447	(1,784)

Investing activities
Capitalized software development costs	(1,675)	(1,210)
Purchases of property and equipment	(163)	(150)
Net cash used for continuing investing activities	(1,838)	(1,360)
Net cash provided by discontinued investing activities	420	3,253
Net cash provided by (used for) investing activities	(1,418)	1,893

Financing activities
Stock for tax withholding	(17)	---
Net cash used for continuing financing activities	(17)	---

Effect of exchange rate changes on cash	(113)	(117)
Decrease in cash and cash equivalents	(1,101)	(8)

Cash and cash equivalents at beginning of period	2,648	2,656
Cash and cash equivalents at end of period	$ 1,547	$ 2,648

 Image Sensing Systems, Inc.

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define Non-GAAP Income from Continuing Operations as income from continuing operations before amortization of intangible assets, depreciation and restructuring charges for the applicable periods.  Management believes Non-GAAP Income from Continuing Operations is a useful indicator of our financial performance and our ability to generate cash flows from operations.  Our definition of Non-GAAP Income from Continuing Operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles on-GAAP Income from Continuing Operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Income from continuing operations	$ (714)	$ (399)	$ 687	$ 380
Depreciation	78	80	300	298
Amortization of intangible assets	90	88	90	455
Restructuring charges	--	--	126	119
Non-GAAP income from continuing operations	$ (546)	$ (231)	$ 1,203	$ 1,252

Note – Our calculation of Non-GAAP Income from Continuing Operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.